FREEDOM SECURITIES CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE

The Company computes its earnings per share in accordance with Statement of Financial Accounting Standards ("SFAS") 128 "Earnings Per Share." The following table sets forth the computation for basic and diluted earnings per share (in thousands, except per share amounts):

                                                    Three Months Ended
                                                         March 31,
                                                     1998        1997
                                                     ----        ----
           Numerator
           ---------
             Net Income                             $ 5,029     $ 3,493

           Denominator
           -----------
             Weighted average shares outstanding     14,825      14,301
             Dilutive effect of:
               Stock options and other
               exercisable shares                       905         124
                                                     ------      ------
             Adjusted weighted average
               shares outstanding                    15,730      14,425


           Basic earnings per share                 $  0.34     $  0.24
           Diluted earnings per share               $  0.32     $  0.24
